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                                                                  EXHIBIT 10.70

                                                           Attorneys - Notaries
                                                           Barents & Krans
                                                           The Hague--Brussels

                               By fax 010-2131887

Mr. Meester J.N. de Blecourt
Linklaters & Alliance
Coolsingel 139
"Coolse Poort" 10e verdieping
3012 AG ROTTERDAM
                                                           October 4, 1999
Our ref.          : 085/92.009
Direct telephone  : 070-3760685
Direct fax        : 070-3920283
E-mail


Dear Colleague,

Re: H.A. Kroes/Welna N.V.

At approximately 2:45 p.m. today, you informed us by telephone that my confirmation of the arrangement effected last October 1, as set forth in my fax from this morning, has been approved except for some minor points. Consequently, I informed the President by fax that my client withdraws the interim injunction proceedings. You will receive a copy of this fax by mail.

As you further stated, Welna is willing to advance the resignation date to next November 1, based on a 5% discount factor. Client agrees to this. I understand the outline of the present arrangement to be:

1. At short notice, and as of next November 1, in any manner to be reasonably indicated by Welna, Kroes will resign as director of Welna, as Vice-President of Denali and from all his functions with other companies belonging to the Denali/Welna group. Resignation means resignation as a manager and resignation as an employee.
2. Between now and next November 1, except with the prior consent by Mr. Biers, Kroes will not be present in any building of Welna and he will not do any work for Welna other than for the "VAC" project, which will be worked out in more detail by mutual agreement.
3.       [-]
4. All Kroes' employment conditions, including car, telephone, retirement and health care benefits, will remain unchanged in effect through October 31, 1999, with the understanding that:

         a) his bonus for the 1999 calendar year will be 10/12 x NLG 166,196.00 = NLG 138,497.00 gross and will be paid on October 31, 1999, at the latest;
         b) as much of the salary and other payments as possible will be paid abroad, using the existing split salary arrangements, insofar as Kroes wishes;

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5.       Next October 31, at the latest, Welna will pay Kroes as severance a sum of NLG 1,725,000.00, plus 2/12 x NLG 507,498.00, or NLG 1,809,583.00, minus 2/12 x 5% or 0.833%, so that the net payment will be NLG 1,794,509.00 (one million, seven hundred ninety-four thousand, five hundred nine guilders) plus the amount mentioned below under paragraph 6, in any legal way to be indicated reasonably by Kroes.

6. The amount referred to above under paragraph 5, to be added to the mentioned NLG 1,794,509.00, equals the amount (roughly estimated by the parties at NLG 300,000.00) that Welna should have paid next November 1 to Central Management to have the same benefits from the insured capital on August 1, 2003 as would have been the case if Kroes' employment would have continued until August 1, 2003, with unchanged pension basis, based on the rates in effect next November 1, assuming that all then existing accumulated pension benefits will have been deposited by next November 1.

7. On or about next October 31, the employment contract will be settled financially and otherwise; here Kroes will be considered to not have any outstanding vacation days.

8. Kroes will receive - at no cost - the watercolors and the sculpture we discussed over the telephone; the sculpture not being the small ABN AMRO sculpture.

9. Both current sponsor contracts will run at least until the end of their current term.

10. If Kroes wants to continue his current medical insurance and/or other insurance policies connected to his and his wife's health for his own account after next October 31, he will be able to do this insofar as the policies allow this.

11. The non-competition clause contained in the employment contract of December 10, 1986 - insofar as it is still valid - will remain in effect.

12. Welna will reimburse the lawyer's fees reasonably incurred by Kroes concerning this matter, which Vas Nunes will charge to Linklaters.
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13.      Both internally and externally an announcement will be made that the employment contract of the parties has been terminated due to a difference of opinion regarding policies. Kroes will have an opportunity to personally say goodbye to the Oldenzaal employees before next October 31. Parties will not make negative statements about one other.

Please confirm the above as soon as possible. I am also expecting your reaction to the items from the bottom of page 3 of my fax from this morning.

Sincerely,

/signature/

P.C. Vas Nunes

cc: H.A. Kroes